AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EDISON SCHOOLS INC.,

ES FINANCING CORPORATION

AND

LEARNNOW, INC.

JUNE 4, 2001

2.28	Books and Records	31

2.29	Status of Charters	31

2.30	Testing	31

2.31	Student Enrollment	31

2.32	Key Relationships	31

2.33	NCEE Agreement	32

2.34	Disclosure	32
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	32

3.1	Organization, Qualification and Corporate Power	32

3.2	Capitalization	33

3.3	Authorization of Transaction	33

3.4	Noncontravention	33

3.5	Reports and Financial Statements	34

3.6	Absence of Material Adverse Change	34

3.7	Litigation	34

3.8	Interim Operations of the Transitory Subsidiary	35

3.9	Brokers’ Fees	35

3.10	Subsidiaries	35

3.11	Legal Compliance	35
ARTICLE IV	COVENANTS	35

4.1	Closing Efforts	35

4.2	Governmental and Third-Party Notices and Consents	35

4.3	Stockholder Approval	36

4.4	Operation of Business	39

4.5	Access to Information	40

4.6	Notice of Breaches	40

4.7	Exclusivity	41

4.8	Expenses	41

4.9	Indemnification	42

4.10	Employee Matters	42

4.11	Chester Management Agreements	42

4.12	[Intentionally Deleted]	42

4.13	Company 401(k) Plan	42

4.14	FIRPTA Certification	42

4.15	Reorganization Matters	42

4.16	Employee Benefit Plans	43

4.17	1999 Stock Plan	43

4.18	Founder Release Letter	43
ARTICLE V	CONDITIONS TO CONSUMMATION OF MERGER	43

5.1	Conditions to Each Party’s Obligations	43

5.2	Conditions to Obligations of the Buyer and the Transitory Subsidiary	44

5.3	Conditions to Obligations of the Company	46
ARTICLE VI	INDEMNIFICATION	47

6.1	Indemnification by the Company Stockholders, Company Debtholders and Company Warrant Holders	47

6.2	Indemnification Claims	48

6.3	Survival of Representations and Warranties	51

6.4	Limitations	51
ARTICLE VII	REGISTRATION RIGHTS	52

7.1	Registration of Shares	52

7.2	Limitations on Registration Rights	53

7.3	Registration Procedures	54

7.4	Requirements of Registered Holders	54

7.5	Indemnification	55

7.6	Assignment of Rights	55
ARTICLE VIII	TERMINATION	55

8.1	Termination of Agreement	55

8.2	Effect of Termination	56
ARTICLE IX	DEFINITIONS	56

ARTICLE X	MISCELLANEOUS	59

10.1	Press Releases and Announcements	60

10.2	No Third Party Beneficiaries	60

10.3	Entire Agreement	60

10.4	Succession and Assignment	60

10.5	Counterparts and Facsimile Signature	60

10.6	Headings	60

10.7	Notices	60

10.8	Governing Law	61

10.9	Amendments and Waivers	61

10.10	Severability	61

10.11	Submission to Jurisdiction	62

10.12	Construction	62

Exhibit A -	Escrow Agreement

Exhibit B-1 -	Investment Representation Letter (accredited investors)

Exhibit B-2 -	Investment Representation Letter (non-accredited investors)

Exhibit C -	Opinion of Counsel to the Company

Exhibit D -	Employment Agreement

Exhibit E -	Founder Release Letter

Exhibit F -	Non-Competition Agreement

AGREEMENT AND PLAN OF MERGER

      This Agreement is entered into as of June 4, 2001 by and among Edison Schools Inc., a Delaware corporation (the “Buyer”), ES Financing Corporation, a Delaware corporation and a direct wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), LearnNow, Inc., a Delaware corporation (the “Company”), and, for purposes of Sections 4.3(e) and 4.7 and Article VI, certain stockholders of the Company. The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the “Parties.”

      This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive shares of Class A Common Stock, $.01 par value per share (“Buyer Common Stock”), of the Buyer upon conversion of their shares of capital stock of the Company.

      On the date hereof, in connection with the execution of this Agreement, the Buyer, the Company and certain debtholders of the Company have entered into a Loan Agreement (the “Loan Agreement”), a Security Agreement and an Intercreditor Agreement (collectively, the “Loan Documents”).

      The Parties intend that the Merger (as defined below) will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and intend that this Agreement will constitute a plan of reorganization.

      Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
THE MERGER

      1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the “Merger”) at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). The “Effective Time” shall be the time at which the Surviving Corporation files a certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

      1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Hale and Dorr LLP at 11951 Freedom Drive, Reston, Virginia 20190, commencing at 9:00 a.m. local time on July 1, 2001, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”).

      1.3 Actions at the Closing. At the Closing:

             (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

            (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

            (c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

            (d) the Buyer shall deliver a certificate for the Initial Shares (as defined below) subject to Section 1.6 to a bank trust company or other entity reasonably satisfactory to the Company appointed by the Buyer to act as the exchange agent (the “Exchange Agent”) in accordance with Section 1.7; and

            (e) the Buyer, an independent escrow agent mutually agreeable to the Parties (the “Escrow Agent”), and Ron Packard, Kim Smith and Dean Miller (collectively, the “Indemnification Representatives”) shall execute and deliver the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”) and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.10.

      1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

      1.5 Effect of Merger on the Capital Stock and Notes of the Company.

            (a) Certain Definitions. For all purposes of this Agreement, the following terms shall have the following meanings:

                  “Adjustment Amount” shall mean an amount, not to exceed $8,000,000, equal to the product of $8,000,000 multiplied by a fraction, the numerator of which is the Excess Contract Revenues and the denominator of which is $20,000,000.

                  “Base Purchase Price” shall mean $21,000,000.

                  “Chester Expenses” means the sum of the reasonably expected or anticipated (i) district office, administrative, business and payroll expenses of the Board, (ii) existing facility debt service and (iii) tuition payable to schools not operated by the Company,

Buyer or the Surviving Corporation (including charters, special education schools and schools operated by Mosaica).

                  “Chester Gross Revenue” means all revenue reasonably expected or anticipated to be received by the Chester-Upland School District, including without limitation all federal, state or local grants, funds, special education funds, entitlement funds and the like.

                  “Chester Net Revenue” means the amount, calculated at the later of the Closing Date or the time of execution of the Chester Agreements, equal to the excess of Chester Gross Revenue over Chester Expenses for the period from July 1, 2001 through June 30, 2002. Schedule 1.5(a) sets forth the current estimate of the Parties as to the calculation of Chester Net Revenue.

                  “Closing Shares” shall mean (i) if the Chester Agreements have been executed prior to the Closing Date, a number of shares of Buyer Common Stock equal to the quotient obtained by dividing the Total Consideration by $21.12, and (ii) if the Chester Agreements have not been executed prior to the Closing Date, a number of shares of Buyer Common Stock equal to the quotient obtained by dividing the Base Purchase Price by $21.12.

                  “Common Shares” shall mean the shares of common stock, $.001 par value per share, of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below)).

                  “Company Debt” shall mean the aggregate principal amount of all Notes (as defined below) issued by the Company as set forth on Schedule 2.2, together with accrued interest thereon outstanding as of the Effective Time.

                  “Company Debtholder” shall mean each holder of Notes immediately prior to the Effective Time.

                  “Company Shares” shall mean the Common Shares and the Preferred Shares and shares of any other capital stock of the Company.

                  “Company Stockholder” shall mean each holder of any Company Shares immediately prior to the Effective Time.

                  “Company Warrant Holder” shall mean each holder of a Warrant immediately prior to the Effective Time.

                  “Contract Revenue” shall mean the sum of:

                               (i) for the schools currently operated or under contract by the Company or the Subsidiary, assuming the management agreements for those schools remain materially unaltered and in effect on the Closing Date, the following amounts:

Hope Community Academy	$5,359,000

Mariana Bracetti Academic Charter School	4,047,000

Minnesota Institute of Technology Charter School, Inc.	4,793,000

Community Academy Public Charter School, Inc.	5,110,000

Southeast Academy of Scholastic Excellence Public Charter Schoo	l5,973,000

Harriet Tubman Charter School, Inc.	994,000

Total	$26,276,000

                               (ii) with respect to the Chester-Upland School District, upon signing of management agreements (the “Chester Agreements”) by the Board of Control of the Chester-Upland School District (or its designee) (the “Board”) with both the Company and the Buyer (or, if the signing occurs after the Closing Date, with the Buyer and/or the Surviving Corporation), the amount equal to 42.7% of Chester Net Revenue; and

                                (iii) all revenue, including without limitation all federal, state or local grants, funds, special education funds, entitlement funds and the like, reasonably expected or anticipated to be received by the Company, the Buyer or the Surviving Corporation with respect to schools other than the schools set forth in clauses (i) and (ii) above pursuant to management agreements of the Company that are in effect on the Closing Date; provided that the Company shall not enter into any such management agreements without the Buyer’s prior consent (which consent shall not be unreasonably withheld).

                  “Debt Payment” shall mean the payment in full of the Company Debt in shares of Buyer Common Stock as provided in Section 1.5(b).

                  “Debt Payment Shares” shall mean the aggregate number of shares of Buyer Common Stock required to effect the Debt Payment, as provided in Section 1.5(b), which number of shares of Buyer Common Stock shall not exceed the number of Closing Shares.

                  “Excess Contract Revenues” shall mean the excess of (i) the Contract Revenue not to exceed $45,000,000 for the period from July 1, 2001 through June 30, 2002 as set forth in the Company’s binding school management agreements as of the Closing (or, in the case of the Chester Agreements, as of the Measurement Date) over (ii) $25,000,000.

                  “Measurement Date” shall mean the earliest to occur of (i) the execution of the Chester Agreements or (ii) August 31, 2001.

                  “Merger Shares” shall mean the Initial Shares, the Escrow Shares and the Additional Shares.

                  “Preferred Shares” shall mean, collectively, the Series A Preferred Shares and Series B Preferred Shares.

                  “Series A Preferred Shares” shall mean the shares of Series A Preferred Stock, $.001 par value per share, of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares).

“Series B Preferred Shares” shall mean the shares of Series B Preferred Stock, $.001 par value per share, of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares).

“Total Consideration” shall mean an amount equal to the sum of (x) the Base Purchase Price and (y) if applicable, the Adjustment Amount.

“Total Outstanding Shares” shall mean the aggregate number of Common Shares outstanding immediately prior to the Effective Time, excluding Common Shares issuable, with or without the passage of time or satisfaction of other conditions, upon exercise or conversion of the Company Preferred Shares, Warrants or Notes outstanding immediately prior to the Effective Time.

“Total Participating Shares” shall mean the number equal to the Total Outstanding Shares plus the total number of Common Shares issuable upon conversion of the Series A Preferred Shares issued and outstanding immediately prior to the Effective Time pursuant to the Certificate of Incorporation of the Company as then in effect.

“Trading Price” shall mean the average closing sale price of the Buyer Common Stock as reported on the Nasdaq National Market for the thirty (30) consecutive trading days ending three (3) business days prior to the Closing Date.

“Warrant Exchange” shall mean the exchange of the Warrants for shares of Buyer Common Stock as provided in Section 1.5(c).

“Warrant Exchange Shares” shall mean the aggregate number of shares of Buyer Common Stock required to effect the Warrant Exchange as provided in Section 1.5(c), which number of shares of Buyer Common Stock shall not exceed the difference of (x) the Closing Shares minus (y) the Debt Payment Shares.

(b) Debt Payment. In full satisfaction of the Company’s obligations under the Notes, the Buyer shall issue to each Company Debtholder at the Closing a number of shares of Buyer Common Stock equal to the quotient of (x) the total amount of Company Debt held by such Company Debtholder as set forth in Schedule 1.5(b) divided by (y) the Trading Price, subject to Section 1.5(e); provided that, prior to such time, the Company shall have caused each Note to be amended to allow for the repayment and satisfaction of such Notes, in full, pursuant to this Section 1.5(b).

(c) Warrant Exchange. For the full satisfaction of the Company’s obligation under the Warrants, the Buyer shall issue to each Company Warrant Holder at the Closing a number of shares of Buyer Common Stock equal to the quotient of (x) the amount set forth on Schedule 1.5(b) across from such Company Warrant Holder’s name divided by (y) the Trading Price, subject to Section 1.5(e); provided that, prior to such time, the Company shall have caused each Warrant to be amended to allow for exchange of such Warrants pursuant to this Section 1.5(c).

(d) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Transitory Subsidiary, the Company or the holders of any Company Shares, each Common Share, Series A Preferred Share and Series B Preferred Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares) will be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such Common Share, Series A Preferred Share or Series B Preferred Share and upon the terms and subject to conditions set forth below and throughout this Agreement, including, without limitation, Sections 1.5(b), (c), (f) and (g) hereof and the escrow provisions set forth in Article VI and/or described in Section 1.7 hereof, Buyer Common Stock (including, if applicable, Additional Shares) as follows:

(i) Preferred Stock Consideration. Following the Debt Payment and the Warrant Exchange, but prior and in preference to any delivery of Buyer Common Stock pursuant to Section 1.5(d)(ii), the holders of Series A Preferred Shares and Series B Preferred Shares will be entitled to receive the following; provided that, if the amount equal to the product of (A) the remaining Closing Shares multiplied by (B) the Trading Price, is insufficient to permit the holders of the Preferred Shares to receive the Preferred Stock Consideration (as defined below), then holders of Series A Preferred Shares and Series B Preferred Shares will be entitled to their pro rata share of the Buyer Common Stock available in proportion to the respective amounts which would be received by them if the respective amounts were paid in full:

(A) Each holder of Series B Preferred Shares issued and outstanding immediately prior to the Effective Time shall be entitled to receive that number of shares of Buyer Common Stock equal to (x) the number of Series B Preferred Shares held by such holder immediately prior to the Effective Time multiplied by (y) the quotient of $5.00 divided by the Trading Price. Such quotient ($5.00 divided by the Trading Price) multiplied by the number of Series B Preferred Shares issued and outstanding immediately prior to the Effective Time is herein referred to as the “Series B Consideration”.

(B) Each holder of Series A Preferred Shares issued and outstanding immediately prior to the Effective Time shall be entitled to receive that number of shares of Buyer Common Stock equal to (x) the number of Series A Preferred Shares held by such holder immediately prior to the Effective Time multiplied by (y) the quotient of $1.00 divided by the Trading Price. Such quotient ($1.00 divided by the Trading Price) multiplied by the number of Series A Preferred Shares issued and outstanding immediately prior to the Effective Time is herein referred to as the “Series A Consideration” and collectively with the Series B Consideration, the “Preferred Stock Consideration”.

(ii) Participating Consideration. Subject to the payment of amounts pursuant to Section 1.5(d)(i), the remaining Closing Shares, if any, shall be allocated as follows:

(A) Each holder of Common Shares issued and outstanding immediately prior to the Effective Time shall be entitled to receive the number of shares of Buyer Common Stock equal to (x) the Closing Shares minus the Debt Payment Shares minus the Warrant Exchange Shares minus the Preferred Stock Consideration multiplied by (y) a fraction, the numerator of which shall be the number of Common Shares held by such holder immediately prior to the Effective Time, and the denominator of which shall be the Total Participating Shares.

(B) Subject to the limitations in Section 1.5(d)(ii)(C), each holder of Series A Preferred Shares, issued and outstanding immediately prior to the Effective Time shall be entitled to receive the number of shares of Buyer Common Stock equal to (x) the Closing Shares minus the Debt Payment Shares minus the Warrant Exchange Shares minus the Preferred Stock Consideration multiplied by (y) a fraction, the numerator of which shall be the number of Common Shares issuable upon conversion of the Series A Preferred Shares held by such holder immediately prior to the Effective Time pursuant to the Certificate of Incorporation of the Company as then in effect, and the denominator of which shall be the Total Participating Shares.

(C) Notwithstanding anything to the contrary contained in Section 1.5(d)(ii)(B), and in accordance with the Certificate of Incorporation of the Company, under no circumstances shall the holder of any Series A Preferred Share be entitled pursuant to Sections 1.5(d)(ii) and 1.5(f)(ii) to receive a number of shares of Buyer Common Stock in respect of any such Series A Preferred Share that exceeds the quotient of $2.00 divided by the Trading Price.

(e) Escrow Shares. Company Stockholders, Company Debtholders and Company Warrant Holders shall be entitled to receive immediately 80% of the Closing Shares into which their Company Shares were converted or for which their Notes or Warrants were exchanged pursuant to Sections 1.5(b), (c) and (d) (the “Initial Shares”); the remaining 20% of the shares of Buyer Common Stock into which or for which their Company Shares, Notes or Warrants were converted or exchanged, as the case may be, pursuant to this Section 1.5, rounded up to the nearest whole number (the “Escrow Shares”), shall be deposited in escrow pursuant to Section 1.10 and shall be held and distributed in accordance with the terms of the Escrow Agreement.

(f) Additional Shares. In addition to the issuance of the Initial Shares and the Escrow Shares, but only if the Chester Agreements have not been executed prior to the Closing Date, then promptly following the Measurement Date (but in any event within 15 days thereafter), the Buyer shall issue that number of additional shares of Buyer Common Stock (the “Additional Shares”), if any, equal to the quotient obtained by dividing the Adjustment Amount by $21.12. The Company Stockholders shall be entitled to receive Additional Shares as follows:

(i) to the extent that the holders of Preferred Shares did not receive the Preferred Stock Consideration in full at the Closing, each holder of Preferred Shares shall receive that number of Additional Shares as is necessary to provide that, when combined with the shares received pursuant to Section 1.5(d)(i), such holder shall receive the Preferred Stock Consideration in full pursuant to Section 1.5(d)(i); provided that if the amount of such remaining Additional Shares is insufficient to permit the holders of Preferred Shares to receive any remaining Preferred Stock Consideration outstanding, then the holders of Series A Preferred Shares and Series B Preferred Shares will be entitled to their pro rata share of the Additional

Shares available in proportion to the respective amounts which should have been received by them if the respective amounts were paid in full;

(ii) after payment of any amounts pursuant to Section 1.5(f)(i) above, the remaining Additional Shares, if any, shall be allocated as follows:

(A) Each holder of Common Shares issued and outstanding immediately prior to the Effective Time shall be entitled to receive the number of shares of Buyer Common Stock equal to (x) the total Additional Shares remaining after payment of any amounts pursuant to Section 1.5(f)(i) above multiplied by (y) a fraction, the numerator of which shall be the number of Common Shares held by such holder immediately prior to the Effective Time, and the denominator of which shall be the Total Participating Shares.

(B) Subject to the limitations in Section 1.5(d)(ii)(C), each holder of Series A Preferred Shares, issued and outstanding immediately prior to the Effective Time shall be entitled to receive the number of shares of Buyer Common Stock equal to (x) the total Additional Shares remaining after payment of any amounts pursuant to Section 1.5(f)(i) above multiplied by (y) a fraction, the numerator of which shall be the number of Common Shares issuable upon conversion of the Series A Preferred Shares held by such holder immediately prior to the Effective Time pursuant to the Certificate of Incorporation of the Company as then in effect, and the denominator of which shall be the Total Participating Shares.

(iii) Of the Additional Shares allocated to Company Stockholders as provided in clauses (i) and (ii) above, 20% shall be considered Escrow Shares and deposited into escrow pursuant to Section 1.10. Such Company Stockholders shall be entitled to receive initially the number of Additional Shares not deposited in escrow as provided in the preceding sentence, with any fractions being rounded down to the nearest whole number and cash being paid in lieu of any fractional share following the Measurement Date as contemplated by Section 1.8 below.

(g) Withholding Taxes. Any number of shares of Buyer Common Stock issuable pursuant to Sections 1.5(d) and (f) and any cash amount payable to any Company Stockholder pursuant to Section 1.8 shall be subject to, and reduced by, the amount of any state, federal and foreign withholding taxes incurred (and not previously paid by or on behalf of such Company Stockholder or the Company) in connection with the acquisition of Company Shares upon the exercise of Options or Warrants, any Company Shares that had their vesting accelerated or the payment of a bonus in the form of Company Shares, if any, by such Company Stockholder.

(h) Stockholder Loans. In the event that any Company Stockholder has outstanding loans from the Company as of the Effective Time, the number of shares of Buyer Common Stock issuable pursuant to Section 1.5 and any cash amounts payable to such person pursuant to Section 1.5 shall be reduced by an amount equal to the outstanding principal plus accrued interest of such Company Stockholder’s loans as of the Effective Time valued at the Trading Price; provided that the aggregate amount of the outstanding principal plus accrued interest of all such loans shall not exceed $275,000.

(i) Each Company Share held in the Company’s treasury immediately prior to the Effective Time shall be cancelled and retired without payment of any consideration therefor.

(j) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

(k) The Parties agree to consider in good faith any alternative structures for allocating the consideration to be paid to any Company Debtholder, holder of Preferred Shares or Company Warrant Holder, in respect to the securities held by them, which, from a tax treatment perspective, would allocate the consideration in a more advantageous manner; provided, however, such reallocation does not result in an increase of the Total Consideration or alter the value of the consideration received by any other Company Debtholder, Company Stockholder or Company Warrant Holder. The Parties agree that the Buyer may agree, or withhold its agreement, to any such alternative structures in its sole discretion.

      1.6 Dissenting Shares.

(a) For purposes of this Agreement, “Dissenting Shares” means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and approval of the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent a certificate representing 80% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 and shall deliver to the Escrow Agent a certificate representing the remaining 20% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

(b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

      1.7 Exchange of Shares, Notes and Warrants.

(a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange of the Initial Shares and the Additional Shares (if applicable) for (i) certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)) (“Certificates”), (ii) Notes that, immediately prior to the Effective Time, were repaid and satisfied with Merger Shares pursuant to Section 1.5 and (iii) Warrants that, immediately prior to the Effective Time, were exchanged for Merger Shares pursuant to Section 1.5. On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, Notes and Warrants, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Initial Shares, as described in Section 1.5 and subject to Section 1.6(a). As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate, Note or Warrant advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate, Note or Warrant in exchange for Initial Shares issuable pursuant to Section 1.5. Each holder of a Certificate, Note or Warrant, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Initial Shares issuable pursuant to Section 1.5 plus cash in lieu of any fractional shares, as provided in Section 1.8 below. Following the determination of the number of Additional Shares, the Buyer shall deliver to the Exchange Agent stock certificates representing the Additional Shares and each holder of a Certificate, Note or Warrant properly surrendered shall be entitled to receive the Additional Shares issuable pursuant to Section 1.5. Until properly surrendered, each such Certificate, Note or Warrant shall be deemed for all purposes to evidence only the right to receive a certificate for the Initial Shares or Additional Shares, if any, issuable pursuant to Section 1.5. Holders of Certificates, Notes or Warrants shall not be entitled to receive certificates for the Initial Shares or Additional Shares, if any, to which they would otherwise be entitled until such Certificates, Notes or Warrants are properly surrendered.

(b) If any Closing Shares or Additional Shares, if any, are to be issued in the name of a person other than the person in whose name the Certificate, Note or Warrant surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Closing Shares or Additional Shares, if any, that (i) the Certificate, Note or Warrant so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers (if appropriate), (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares, Notes or Warrants for any Closing Shares or Additional Shares, if any, issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c) In the event any Certificate, Note or Warrant shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate,

Note or Warrant to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate, Note or Warrant, the Closing Shares or Additional Shares, if applicable, issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate, Note or Warrant to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate, Note or Warrant alleged to have been lost, stolen or destroyed.

(d) No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders, Company Debtholders or Company Warrant Holders entitled by reason of the Merger to receive Closing Shares or Additional Shares, if any, until such holders surrender their Certificates, Notes or Warrants for certificates representing the Merger Shares. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Closing Shares or Additional Shares, if any, are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

(e) Certificates representing the Merger Shares may be legended to reflect the lock-up agreements contemplated by Section 7.4(b)(iii).

      1.8 Fractional Shares. No certificates or scrip representing fractional Initial Shares shall be issued to former Company Stockholders, Company Debtholders or Company Warrant Holders upon the surrender for exchange of Certificates, Notes or Warrants, and such former Company Stockholders, Company Debtholders or Company Warrant Holders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares or Additional Shares, if any, that would have otherwise been issued to such former Company Stockholders, Company Debtholders or Company Warrant Holders. In lieu of any fractional Initial Shares or Additional Shares, if any, that would have otherwise been issued, promptly following the Measurement Date (but in any event within 15 days thereafter), each former Company Stockholder, Company Debtholder or Company Warrant Holder that would have been entitled to receive a fractional Initial Share or Additional Share shall, upon proper surrender of such person’s Certificates, Notes or Warrants, receive a cash payment equal to $21.12 multiplied by the fraction of a share that such Company Stockholder, Company Debtholder or Company Warrant Holder would otherwise be entitled to receive.

      1.9 Options. The Company shall cause the termination or exercise, prior to the Effective Time, of all outstanding Options (as defined below) to purchase Company Shares which remain unexercised.

      1.10 Escrow.

(a) On the Closing Date and following the determination of the number of Additional Shares, if any, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5 and subject to Section 1.6, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders (as defined in Section 6.1) set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representatives.

      1.11 Certificate of Incorporation and By-laws.

(a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (1) the name of the corporation set forth therein shall be changed to the name of the Company and (2) the identity of the incorporator shall be deleted.

(b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

(c) The officers and directors of the Surviving Corporation immediately following the Effective Time shall be the same as the officers and directors of the Transitory Subsidiary immediately prior to the Effective Time.

      1.12 No Further Rights. From and after the Effective Time, no Company Shares or Notes shall be deemed to be outstanding, and holders of Certificates or Notes shall cease to have any rights with respect thereto, except as provided herein or by law.

      1.13 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates, Notes or Warrants are presented to the Buyer, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Closing Shares and, if applicable, Additional Shares in accordance with Section 1.5, subject to Sections 1.5(e) and 1.10 and to applicable law in the case of Dissenting Shares.

      1.14 Adjustments for Capital Changes. If, prior to the Merger, the Buyer recapitalizes either through a split-up of its outstanding shares into a greater number or through a combination of its outstanding shares into a lesser number, or reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (except as otherwise provided for herein), the number of Merger Shares to be issued shall be adjusted appropriately.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II and the disclosures in any paragraph of the Disclosure Schedule shall qualify other paragraphs in this Article II only to the extent it is reasonably evident from a reading of the disclosure that such disclosure is applicable to such other paragraphs; it being understood that the disclosure of an item is not to be construed as the admission of any fact.

      2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its certificate of incorporation and by-laws as in effect on the date hereof (the “Charter Documents”). The Company is not in default under or in violation of any provision of its Charter Documents. For purposes of this Agreement, “Company Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Company, the Subsidiary (as defined below) and any Company School (as defined below), taken as a whole, including, without limitation, the loss or material impairment of any agreement to manage any Company School, or the material impairment of the Buyer’s ability to operate any Company School after the Effective Time; provided however, that any adverse change or effect that is proximately caused by or results from (i) changes in the economy in general, (ii) changes or circumstances affecting any industry in which the Company or its Subsidiary competes or (iii) changes, circumstances or effects on the negotiations regarding the Chester – Upland School District that arise out of or result from the announcement or pendency of the Merger, shall not be taken into account in determining the existence of a Company Material Adverse Effect.

      2.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 14,000,000 Common Shares, of which, as of the date of this Agreement, 3,244,000 shares were issued and outstanding, and (ii) 4,700,000 shares of Preferred Stock, of which as of the date of this Agreement (A) 4,000,000 shares have been designated as Series A Preferred Shares, all of which shares were issued and outstanding, and (B) 700,000 shares have been designated as Series B Preferred Shares, all of which shares were issued and outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class or series of Company Shares held by each stockholder and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (ii) all outstanding options to purchase capital stock of the Company, including without limitation options granted under the Company’s 1999 Stock Option Plan (collectively, “Options”), and warrants and other rights to purchase capital stock of the Company (“Warrants”), indicating (A) the holder thereof, (B) the number and class or series of Company Shares subject to each Option and Warrant and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option or Warrant, and (D) any terms regarding the acceleration of vesting, (iii) all stock option plans and other stock or equity-related plans of the Company and (iv) all outstanding promissory notes of the Company (“Notes”), indicating (A) the holder thereof and (B) the principal amount and accrued interest as of the date of this Agreement. All of the issued and outstanding Company Shares are, and all Company Shares that will be issued upon exercise or conversion of the Options will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Other than the Options, Warrants and Notes listed in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible debt instruments, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act of 1933, as amended (the “Securities Act”), or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Company Shares, Options, Warrants and Notes were issued in compliance with applicable federal and state securities laws.

(b) There will not be any shares of the Company’s capital stock outstanding at the Closing except for the shares set forth in Section 2.2(a) of this Agreement or Section 2.2 of the Disclosure Schedule, or pursuant to the exercise or conversion of the Options, Warrants, Notes and the agreements and instruments set forth in Schedule 2.2 of the Disclosure Schedule.

Each of the Key Stockholders who hold Notes and Warrants have agreed to receive Merger Shares (x) in repayment and satisfaction in full of their Notes pursuant to Section 1.5(b) and (y) in exchange for their Warrants pursuant to Section 1.5(c), in each case, subject to Section 1.5(e). All outstanding Options which remain unexercised will by their terms terminate at or prior to the Effective Date.

      2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The affirmative vote of (i) holders of a majority of the Common Shares outstanding, including the Series A Preferred Shares and Series B Preferred Shares voting on an as-converted basis together with the Common Shares as a single class, and (ii) holders of at least 55% of the outstanding Series A Preferred Shares voting as a single class (collectively, the “Requisite Stockholder Approval”) is sufficient for the Company’s stockholders to approve and adopt this Agreement and approve the Merger, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and, subject to the Requisite Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company has (i) determined that the Merger in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance, or sale of securities.

      2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Charter Documents or the charter or By-laws of the Subsidiary, (b) require on the part of the Company, the Subsidiary, any school operated or under contract by the Company as of the date hereof or on the Closing Date (a “Company School”) or, to its knowledge, any school district or charter school board responsible for supervising any Company School (a “Company School District”) any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (including, without limitation, the United States Department of Education, the United States Department of Justice, the Equal Employment Opportunity Commission, state and local educational agencies (including Company School Districts or other school boards and public school districts) or charter school boards) (each a “Governmental Entity”), except where the failure to file, or to obtain such permit, authorization, consent or approval would not reasonably be expected to cause a Company Material Adverse Effect, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary is bound or to which any of their assets is subject, which conflict, breach, default, acceleration, modification, cancellation, notice requirement and the like would reasonably be expected to have a Company Material Adverse Effect, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or the Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, the Subsidiary, any Company School or, to the knowledge of the Company, any Company School District, or any of their properties or assets, including, without limitation, the Elementary and Secondary Education Act of 1965, as amended, and all rules and regulations promulgated thereunder (collectively, the “ESEA”), the Individuals with Disabilities in Education Act and all rules and regulations promulgated thereunder (collectively, the “IDEA”) and any other federal, state or local law, statute, rule, regulation, standard, guide or order pertaining to the authorization to operate public schools or the eligibility to receive funding under federal, state or local programs related to the operation of public schools. For purposes of this Agreement: “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past practice.

      2.5 Subsidiary.

(a) Except for UFI Consulting, Inc., a District of Columbia corporation (the “Subsidiary”), the Company does not own or control, and has never owned or controlled, or has or had any equity participation or similar interest in, directly or indirectly, any corporation, partnership, limited liability company, joint venture, trust or other business association.

(b) Section 2.5 of the Disclosure Schedule sets forth: (i) the number and type of outstanding equity securities of the Subsidiary and a list of the holders thereof; (ii) the names of the officers and directors of the Subsidiary; and (iii) the jurisdictions in which the Subsidiary is qualified or holds licenses to do business as a foreign corporation.

(c) The Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. The Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter and By-laws of the Subsidiary. The Subsidiary is not in default under or in violation of any provision of its charter or By-laws. All of the issued and outstanding shares of capital stock of the Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of the Subsidiary are held of record and owned beneficially by the Company free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or the Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of the Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to the Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of the Subsidiary.

      2.6 Financial Statements. The Company has provided to the Buyer (a) the unaudited balance sheet as of June 30, 2000 and statement of income, changes in stockholders’ equity and cash flows for the period from April 28, 1999 through June 30, 2000, and (b) the unaudited consolidated balance sheet (the “Most Recent Balance Sheet”) and statements of income, changes in stockholders’ equity and cash flows as of and for the nine months ended as of March 31, 2001 (the “Most Recent Balance Sheet Date”). Such financial statements (collectively, the “Financial Statements”) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout or for the period covered thereby, fairly present in all material respects the financial condition, results of operations and cash flows of the Company and the Subsidiary as of the respective dates thereof and for the period referred to therein and are consistent with the books and records of the Company and the Subsidiary; provided, however, that the Financial Statements are subject to normal recurring year-end adjustments (which are not expected to be material) and do not include footnotes.

      2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which has had, or would reasonably be expected to have, a Company Material Adverse Effect, and (b) neither the Company nor the Subsidiary has taken any of the actions set forth in paragraphs (a) through (o) of Section 4.4. If the acquisition of a charter school facility by Hope Community Academy Charter School (the “Hope School”), as set forth in Section 2.7 of the Disclosure Schedule, occurs prior to the Effective Time, such acquisition will not (i) materially impair the ability of Hope School to pay to the Company the management fee set forth in Hope Academy Charter School Management Contract, dated August 3, 2000, between Hope School and the Company or (ii) impose any liability on the Company.

      2.8 Undisclosed Liabilities. Neither the Company nor the Subsidiary has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of

Business which are not required by GAAP to be reflected on a balance sheet, as reflected on Schedule 2.8.

      2.9 Tax Matters.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

(ii) “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(iii) “Affiliated Group” means a group of corporations with which the Company or the Subsidiary has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns.

(b) Each of the Company and the Subsidiary has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor the Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, except for a group the common parent of which was the Company. Each of the Company and the Subsidiary has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiary for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. Neither the Company nor the Subsidiary has any actual liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or the Subsidiary during a prior period) other than the Company and the Subsidiary. All Taxes that the Company or the Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(c) The Company has delivered or made available to the Buyer complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary since inception. The federal income Tax Returns of the Company and the Subsidiary have been audited by the Internal

Revenue Service for all taxable years through the taxable year specified in Section 2.9(c) of the Disclosure Schedule. The Company has delivered or made available to the Buyer complete copies of all other material Tax Returns of the Company and the Subsidiary together with all related examination reports and statements of deficiency for all periods since inception. No examination or audit of any Tax Return of the Company or the Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor the Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or the Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor the Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(d) Neither the Company nor the Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiary are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4) of the Code; (iv) has any actual liability for any Taxes of any person (other than the Company and the Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (v) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(e) None of the assets of the Company or the Subsidiary: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f) Neither the Company nor the Subsidiary has undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(g) Neither the Company nor the Subsidiary is or has been a member of an Affiliated Group, other than a group the common parent of which was the Company.

(h) Neither the Company nor the Subsidiary is a party to any Tax litigation nor the subject of any Tax auditing. Neither the Company nor the Subsidiary is or has been a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. Each of the Company and the Subsidiary has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or the Subsidiary, other than with respect to Taxes not yet due and payable.

(j) No Company Stockholder holds Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.

(k) Neither the Company nor the Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or the Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(l) Neither the Company nor the Subsidiary is a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

(m) Neither the Company nor the Subsidiary has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(n) Neither the Company nor the Subsidiary is a party to, is bound by, or is obligated under any Tax sharing, Tax allocation, or Tax indemnity agreement.

(o) Neither the Company nor the Subsidiary has ever participated in or cooperated with an international boycott as defined in Section 999 of the Code.

      2.10 Assets. Each of the Company and the Subsidiary owns or leases all material tangible assets necessary for the conduct of its businesses as presently conducted as of the date hereof. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company or the Subsidiary (tangible or intangible) is subject to any Security Interest.

      2.11 Owned Real Property. Neither the Company, the Subsidiary nor any Company School owns any real property. The Company School Districts do not own any real property related to any Company School.

      2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by the Company, the Subsidiary or any Company School and any Company School District (if the property is for the use of a Company School) as of the date of this Agreement and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered or made available to the Buyer complete and accurate copies of the leases and subleases (as amended to date) listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.12 of the Disclosure Schedule:

(a) assuming the due authorization, execution and delivery by the other party, the lease or sublease is legal, valid, binding, enforceable and in full force and effect except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with offering, issuance, or sale of securities;

(b) assuming receipt of the applicable consent set forth in Schedule 2.4, the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company, the Subsidiary nor any Company School nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company, the Subsidiary or any Company School or, to the knowledge of the Company, any other party under such lease or sublease;

(d) neither the Company, the Subsidiary nor any Company School has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

(e) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company, the Subsidiary or any Company School of the property subject thereto.

      2.13 Intellectual Property.

(a) Each of the Company and the Subsidiary owns or has the right to use all Intellectual Property (as defined below) currently used or, to the knowledge of the Company or the Subsidiary, otherwise necessary (i) to operate the Company Schools and to provide the services provided by the Company and the Subsidiary to other parties (the “Customer Deliverables”) or (ii) to operate the internal systems that are material to the business or operations of the Company and the Subsidiary, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to the Company or the Subsidiary and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “Company Intellectual Property”). Each item of Company Intellectual Property will be owned or, assuming the receipt of the applicable consent set forth on Schedule 2.4, available for use by the Surviving Corporation immediately following the Closing. The Company and the Subsidiary have taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company or the Subsidiary (except pursuant to agreements or licenses specified in Section 2.13(c) of the Disclosure Schedule), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations therefor, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or the Subsidiary.

(b) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(b) of the Disclosure Schedule lists any written complaint, claim or notice, or threat thereof, received by the Company or the Subsidiary as of the date hereof alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company or the Subsidiary relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company’s possession relating to claims or disputes known to the Company or the Subsidiary concerning any Company Intellectual Property.

(c) Section 2.13(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company or the Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

(d) Section 2.13(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company or the Subsidiary, and the license or agreement pursuant to which the Company or the Subsidiary uses it (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses).

(e) All of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company or the Subsidiary within the scope of their employment by the Company or the Subsidiary or by independent contractors of the Company or the Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or the Subsidiary. To the Company’s and the Subsidiary’s knowledge, no portion of such copyrightable materials was jointly developed with any third party.

      2.14 Contracts.

(a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company, the Subsidiary, any Company School or, to the extent they relate to a Company School, any Company School District is a party as of the date of this Agreement:

(i) any agreement to manage any Company School, any charter or other governing document for any such Company School, and any charter application and charter grant for any such Company School;

(ii) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $50,000 per annum or having a remaining term longer than 12 months;

(iii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services other than those set forth in clause (i) above (A) which calls for performance over a period of more than one year, (B) which involves more than the sum of $50,000, or (C) in which the Company or the Subsidiary has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iv) any agreement establishing a partnership or joint venture;

(v) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $50,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(vi) any agreement concerning noncompetition;

(vii) any employment or consulting agreement;

(viii) [Intentionally Deleted];

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agreement which contains any provisions requiring the Company or the Subsidiary to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business);

(xi) any other agreement (or group of related agreements) either involving more than $50,000 or not entered into in the Ordinary Course of Business; and

(xii) any agreement with any union.

(b) The Company has delivered or made available to the Buyer a complete and accurate copy or, in the case of oral agreements, a summary of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule. With respect to each agreement so listed: (i) assuming the due authorization, execution and delivery by the other party, the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) assuming receipt of the applicable consent set forth on Schedule 2.4, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company, the Subsidiary, nor any Company School nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, which breach, violation or default has had or would be reasonably likely to cause a Company Material Adverse Effect, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company, the Subsidiary or any Company School or, to the knowledge of the Company, any other party under such contract, which breach, violation or default has had or would be reasonably likely to cause a Company Material Adverse Effect.

(c) The Executive Employment Agreement, dated March 15, 2001, between the Company and John Reid has been terminated and the Company has no liability to Mr. Reid under such Executive Employment Agreement.

      2.15 Accounts Receivable. All accounts receivable of the Company and the Subsidiary reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

      2.16 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or the Subsidiary.

      2.17 Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company, the Subsidiary or any Company School is a party. The Company has delivered or made available to the Buyer or its counsel a complete and accurate copy of each insurance policy listed in Section 2.17 of the Disclosure Schedule. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company, the Subsidiary and any Company School. As of the date hereof, there is no material claim pending under any such policy as to which coverage has been requested in writing, questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid; to the knowledge of each of the Company and the Subsidiary, neither the Company, the Subsidiary nor any Company School may be liable for retroactive premiums or similar payments; and the Company, the Subsidiary and each such Company School are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy.

      2.18 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a “Legal Proceeding”) which is pending or has been threatened in writing against the Company, the Subsidiary, any Company School or, to the extent such Legal Proceeding relates to the operation of a Company School, any Company School District (and which writing has been delivered to such party) which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the transactions contemplated by this Agreement.

      2.19 [Intentionally Deleted]

      2.20 Employees.

(a) Section 2.20 of the Disclosure Schedule contains a list of (i) all employees of the Company and the Subsidiary and (ii) any persons who work at any Company School whose annual rate of compensation exceeds $70,000 per year, along with in each case the position and the annual rate of compensation of each such employee or person. Each such employee or person has entered into a confidentiality agreement with the Company or the Subsidiary, a form of which has previously been delivered to the Buyer. As of the date hereof and to the knowledge of the Company, no key employee or group of employees of the Company or the Subsidiary or key person or group of persons who work at any Company School intends to terminate employment with the Company or the Subsidiary or cease working at any Company School.

(b) Except as set forth in Schedule 2.14(a)(xii), none of the Company, the Subsidiary, any Company School nor, to the Company’s knowledge, any Company School District is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or since inception, by or on behalf of any labor union with respect to employees of the Company or the Subsidiary (including, without limitation, all principals, teachers and other personnel employed by or working for or in any school currently or to be operated by the Company).

      2.21 Employee Benefits.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or the Subsidiary.

(b) Section 2.21(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, the Subsidiary, any ERISA Affiliate, or any other entity for the benefit of current or former employees of the Company or the Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements since inception for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiary and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company, the Subsidiary, each ERISA Affiliate and each Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(d) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such letter, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) Neither the Company, the Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company, the Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or the Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, the Subsidiary or any ERISA Affiliate that would subject the Company, the Subsidiary or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

(i) No Employee Benefit Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company (other than ordinary administration expenses) as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

(k) Section 2.21(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or the

Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or the Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or the Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4) of the Code; and (iii) agreement or plan binding the Company or the Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l) Section 2.21(l) of the Disclosure Schedule sets forth the policy of the Company and the Subsidiary with respect to accrued vacation, accrued sick time and earned time-off and the amount of such liabilities as of May 15, 2001.

      2.22 Environmental Matters.

(a) Each of the Company, the Subsidiary and each Company School has complied, and is currently in material compliance, with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation by any Governmental Entity, relating to any violation of any Environmental Law involving the Company, the Subsidiary, any Company School or, to the extent such action involves a Company School, any Company School District. For purposes of this Agreement, “Environmental Law” means any applicable federal, state or local law, statute, rule or regulation or the common law relating to the Environment or occupational health and safety, including without limitation any statute or regulation pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the Release or threatened Release into the Environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste all as amended to date. For purposes of this Section 2.22, the terms “Release” and “Environment” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”).

(b) There have been no Releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility currently owned, operated or controlled by the Company, the Subsidiary or any Company School or at any facility formerly owned, operated or controlled by the Company, the Subsidiary, or any Company School at the time it was owned, operated or controlled by the Company, the Subsidiary, or any Company School, that would reasonably be expected to result in a Company Material Adverse Effect. With respect to any such Releases of Materials of Environmental Concern, the Company, the Subsidiary and each Company School has given all notices required by Environmental Laws to Governmental Entities (copies of which have been provided or made available to the Buyer). Neither the Company nor the Subsidiary has received oral or written notification of any potential responsibility of the Company, and neither the Company nor the Subsidiary has knowledge of any potential responsibility of the Company which could, individually or in the aggregate, result in a cost to the Company of more than $25,000.00, pursuant to the provisions of (i) CERCLA, (ii) any similar federal, state, local or other Environmental Law, or (iii) any order issued pursuant to the provisions of any such Environmental Law with respect to releases of Materials of Environmental Concern at any real property. For purposes of this Agreement, “Materials of Environmental Concern” means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

(c) Set forth in Section 2.22(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, soil and groundwater investigations and environmental audits relating to premises currently or previously owned or operated by the Company, the Subsidiary or any Company School (whether conducted by or on behalf of the Company, the Subsidiary or any Company School or a third party, and whether done at the initiative of the Company, the Subsidiary or any Company School or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided or made available to the Buyer.

(d) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company, the Subsidiary or any Company School, which could reasonably be expected to have a Company Material Adverse Effect.

      2.23 Legal Compliance. Except as otherwise represented or warranted in Sections 2.9, 2.13, 2.21, 2.22 or 2.25, each of the Company, the Subsidiary, the Company Schools, and, to the Company’s knowledge and to the extent related to the operation of a Company School, the Company School Districts, and the conduct and operations of their respective businesses, are in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity (including, without limitation, ESEA, IDEA, Family Education Rights and Privacy Act of 1974, as amended, Gun-Free Schools Act of 1994, Section 504 of the Rehabilitation Act of 1973, Americans with Disabilities Act of 1990, Title VI and Title VII of the Civil Rights Act of 1964,

Title IX of the Education Amendments of 1972, Age Discrimination Act of 1975, Age Discrimination in Employment Act of 1967, Equal Pay Act of 1963 and the Drug-Free Workplace Act of 1988). Each of the Company, the Subsidiary, the Company Schools, and, to the Company’s knowledge and to the extent related to the operation of a Company School, the Company School Districts possess the necessary authorizations to operate schools, if required by law, as federal income tax exempt organizations under Sections 501(a) and 501(c)(3) of the Code, and each such authorization will continue in full force and effect immediately following the Closing.

      2.24 Suppliers. No supplier has indicated within the past three months that it will stop, or materially decrease the rate of supplying products to the Company or the Subsidiary. To the knowledge of each of the Company and the Subsidiary, no purchase order or commitment of the Company or the Subsidiary is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products to be provided thereunder. Section 2.24 of the Disclosure Schedule sets forth a true and accurate list of all accounts payable of the Company and the Subsidiary together with an aging thereof.

      2.25 Permits. The Company, the Subsidiary and/or the Company Schools, as the case may be, hold all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required by a Company School District, under Environmental Laws and those relating to the occupancy or use of leased real property) (“Permits”) that are required for the Company, the Subsidiary and Company School to conduct their respective businesses as presently conducted, except for any Permit the failure of which to hold would not reasonably be expected to have a Company Material Adverse Effect. Each Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration or will not continue in full force and effect immediately following the Closing, except for any Permit the failure of which to continue in full force and effect immediately following the Closing would not reasonably be expected to have a Company Material Adverse Effect.

      2.26 Certain Business Relationships With Affiliates. No affiliate of the Company or of the Subsidiary (“Affiliate) as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (a) owns any property or right, tangible or intangible, which is used in the business of the Company, the Subsidiary or any Company School, (b) has any claim or cause of action against the Company, the Subsidiary or any Company School, or (c) owes any money to, or is owed any money by, the Company, the Subsidiary or any Company School. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company, the Subsidiary or any Company School and any Affiliate thereof which have occurred or existed since inception.

      2.27 Brokers’ Fees. Neither the Company nor the Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      2.28 Books and Records. The minute books and other similar records of the Company and the Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and the Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or the Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

      2.29 Status of Charters. Schedule 2.29 of the Disclosure Schedule lists each charter pursuant to which each Company School operates (each a “Charter” and collectively, the “Charters”). The Company has delivered or made available to the Buyer true and complete copies of each Charter (and all amendments or revisions thereto) as in effect on the date hereof. The Company and the Subsidiary know of no reason why any Charter could be revoked or adversely amended. The Company, the Subsidiary and each Company School are in material compliance with all aspects of their respective Charters, including, but not limited to, the performance criteria for each Company School and each classification of students, as set forth in each applicable Charter. To the knowledge of the Company, as of the date hereof, each Charter will be renewed by the Company School District or other applicable organization upon such Charter’s expiration. All data (performance or otherwise) provided to the Buyer are true, accurate, correct and complete.

      2.30 Testing. The Company, the Subsidiary or each Company School has performed all testing on all applicable students as required by such Company School’s governing Company School District, board of education, other governing or supervising body or agency and its Charter as of the date hereof. As of the date hereof, all of the testing performed by the Company, the Subsidiary or each Company School has complied in all material respects with all requirements set forth in any agreement, charter or contract to which the Company, the Subsidiary, the Company School or the applicable Company School District is a party and as required under any applicable law, rule, regulation, statute or decree. The Company, the Subsidiary and each Company School is not aware of any fraudulent acts or omissions as to the testing procedures or scores. All tests scores provided to the Buyer are true, accurate, correct and complete.

      2.31 Student Enrollment. Section 2.31 of the Disclosure Schedule lists below the names of each Company School, the number of students enrolled in each grade or vocational class of such Company School and the attendance rates for each such grade or class as of the date set forth on such Disclosure Schedule.

      2.32 Key Relationships. Neither the Company, the Subsidiary, any Company School nor any Company School District has (i) received any notice of (either written or oral) a conflict with any school board, board of trustees, Company School District, suppliers, student body, parents, sponsor(s), community leadership group(s), underwriters, teachers, charter holders, governing bodies and employees or (ii) has any knowledge as to any facts which may reasonably result in any conflict with such parties, except for any such conflict that would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, to the knowledge of the Company and the Subsidiary, each Company School District and/or Company School intends to renew the management agreement with the Company or the Subsidiary concerning the applicable Company School.

      2.33 NCEE Agreement. The Merger and the other transactions contemplated by this Agreement, including the Debt Payment as provided in Section 1.5(b) hereof, will not constitute a “Change in Control” under the Subscription and License Agreement, dated January 12, 2001, between the Company and The National Center on Education and the Economy (“NCEE”) (the “NCEE Agreement”).

      2.34 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered on behalf of the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Buyer all material information relating to the business of the Company or the Subsidiary or the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
AND THE TRANSITORY SUBSIDIARY

      Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

      3.1 Organization, Qualification and Corporate Power. Each of the Buyer, its subsidiaries and the Transitory Subsidiary is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws. The Buyer is not in default under or violation of any provision of its Certificate of Incorporation or By-laws. For purposes of this Agreement, “Buyer Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of the Buyer and its subsidiaries, taken as a whole; provided however, that any adverse change or effect that is proximately caused by or results from (i) changes in the economy in general, (ii) changes or circumstances affecting any industry in which the Buyer or its subsidiaries compete or (iii) changes, circumstances or effects on the negotiations regarding the Chester-Upland School District that arise out of or result from the announcement or pendency of the Merger shall not be taken into account in determining the existence of a Buyer Material Adverse Effect.

      3.2 Capitalization. The authorized capital stock of the Buyer consists of (a) 150,000,000 shares of Buyer Common Stock, of which 48,861,566 shares were issued and outstanding as of May 15, 2001, (b) 5,000,000 shares of Class B Common Stock, $.01 par value per share, of which 2,433,126 shares were issued and outstanding as of May 15, 2001, (c) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. As of May 15, 2001, there were 8,411,440 shares of Buyer Common Stock and 680,075 shares of Class B Common Stock issuable upon the exercise of outstanding options and 2,172,590 additional shares of Buyer Common Stock reserved for issuance under Buyer’s 1999 Stock Incentive Plan. All of the issued and outstanding shares of Buyer Common Stock and Class B Common Stock are, and the shares of Buyer Common Stock or Class B Common Stock issuable pursuant to outstanding or available options (when issued in accordance with their terms) will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights or rights of first refusal. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

      3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance, or sale of securities.

      3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except where the failure to file, or to obtain such permit, authorization, consent or approval would not reasonably be expected to cause a Buyer Material Adverse Effect (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer, its subsidiaries or any of their properties or assets, including, without limitation, the ESEA, the IDEA and any other federal, state or local law, statute, rule, regulation, standard, guide or order pertaining to the authorization to operate public schools or the eligibility to receive funding under federal, state or local programs related to the operation of public schools.

      3.5 Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended June 30, 2000, as filed with the Securities and Exchange Commission (the “SEC”), and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since June 30, 2000 (such reports are collectively referred to herein as the “Buyer Reports”). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from June 30, 2000 through the date of this Agreement. The Buyer Reports and all other reports required to be filed by the Buyer with the SEC (collectively, with the Buyer Reports, the “SEC Reports”) have complied in all material respects with the requirements of the Securities Act or the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the SEC Reports (i) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

      3.6 Absence of Material Adverse Change. Since March 31, 2001, the business of the Buyer and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has occurred no event or development related to Buyer or any subsidiary which has had, individually or in the aggregate, a Buyer Material Adverse Effect.

      3.7 Litigation. Except as disclosed in the Buyer Reports, there is no Legal Proceeding which is pending or threatened in writing against the Buyer or any subsidiary of the Buyer (and which writing has been delivered to such party) which, if determined adversely to the Buyer or any subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse

Effect or which would materially interfere with the Buyer’s ability to consummate the transactions contemplated by this Agreement.

      3.8 Interim Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

      3.9 Brokers’ Fees. Neither the Buyer, any subsidiary nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

      3.10 Subsidiaries. Other than the Transitory Subsidiary, the only subsidiaries of the Buyer are Alliance-Edison LLC, a Delaware limited liability company, and 110th and 5th Associates LLC, a Delaware limited liability company; such subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a “significant subsidiary” as set forth in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act.

      3.11 Legal Compliance. Except as disclosed in the SEC Reports, each of the Buyer and its subsidiaries and the conduct and operations of their respective businesses, are in compliance in all material respects with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity (including, without limitation, ESEA, IDEA, Family Education Rights and Privacy Act of 1974, as amended, Gun-Free Schools Act of 1994, Section 504 of the Rehabilitation Act of 1973, Americans with Disabilities Act of 1990, Title VI and Title VII of the Civil Rights Act of 1964, Title IX of the Education Amendments of 1972, Age Discrimination Act of 1975, Age Discrimination in Employment Act of 1967, Equal Pay Act of 1963 and the Drug-Free Workplace Act of 1988). Except as disclosed in the SEC Reports, each of the Buyer and its subsidiaries possess the necessary authorizations to operate schools, if required by law, as federal income tax exempt organizations under Sections 501(a) and 501(c)(3) of the Code, and each such authorization will continue in full force and effect immediately following the Closing.

ARTICLE IV
COVENANTS

      4.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable (“Reasonable Best Efforts”), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

      4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations (“Consents”) from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental

Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, the Buyer and its affiliates shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its affiliates.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such Consents from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Disclosure Schedule.

      4.3 Stockholder Approval.

(a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders a written proxy or information statement (the “Disclosure Statement”) which includes (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders, the escrow arrangement and the authority of the Indemnification Representatives, and a statement that the adoption of this Agreement and approval of the Merger by the stockholders of the Company shall constitute approval of such terms), (B) all of the information required by Rule 502(b)(2) of Regulation D under the Securities Act and (C) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262. The Buyer agrees to cooperate with the Company in the preparation of the Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld or delayed). If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

(b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement the recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c) The Disclosure Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the

Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(d) The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(e) Certain Matters Concerning Key Stockholders.

(i) Eugene Wade, James Shelton, Kent Amos, New Schools Venture Fund, KU Schools, Inc. and Pennsylvania Early Stage Partners, L.P. (collectively, the “Key Stockholders”) each hereby covenant and agree (A) to vote all Company Shares, including Company Shares issuable upon exercise of Options and Warrants or conversion of Notes (collectively and including such Options, Warrants and Notes, the “Key Stockholder Securities”), that are beneficially owned by him, her or it in favor of the adoption of this Agreement and the approval of the Merger and (B) not to vote any Key Stockholder Securities in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company.

(ii) Each Key Stockholder hereby irrevocably grants to, and appoints, the Buyer, and any individual designated in writing by the Buyer, and each of them individually, as its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Key Stockholder Securities at any meeting of the stockholders of the Company called with respect to this Agreement and the Merger, and in accordance and consistent with this Section 4.3(e). Each Key Stockholder understands and acknowledges that the Buyer is entering into this Agreement in reliance upon the Key Stockholder’s representations, warranties, covenants and agreements set forth in this Section 4.3(e). Each Key Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4.3(e)(ii) is given in connection with the execution of this Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Key Stockholder under this Agreement. Except as otherwise provided for herein, each Key Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

(iii) Each Key Stockholder covenants and agrees that such Key Stockholder will not, directly or indirectly, (A) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of its Key Stockholder Securities, (B) deposit any of the Key Stockholder Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Key Stockholder Securities or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (C) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Key Stockholder Securities; provided, that KU Schools, Inc. (“KU”) may sell, assign or otherwise transfer any or all Key Stockholder Securities held by KU to an Affiliate of KU provided that such Affiliate (x) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act, (y) provides written notice to the Buyer of such transfer and, if such transfer occurs after the Closing, an opinion of counsel to KU reasonably satisfactory to the Buyer to the effect that such transfer is exempt from the registration requirements of the Securities Act, and (z) agrees in writing to be deemed a “Key Stockholder” for purposes of this Agreement and to be bound by Sections 4.3(e) and 4.7 and Article VI hereof (such KU Affiliate shall be referred to as a “Permitted KU Transferee”).

(iv) Each Key Stockholder agrees to submit to the Company contemporaneously with or promptly following execution of this Agreement all certificates representing the Shares so that the Company may place thereon a conspicuous legend referring to the transfer restrictions set forth in this Agreement.

(v) Each Key Stockholder on its, his or her own behalf hereby severally represents and warrants to the Buyer with respect to itself and its, his or her ownership of the Key Stockholder Securities as follows:

(A) The Key Stockholder beneficially owns all of the Key Stockholder Securities shown as owned by it on Schedule 2.2 hereto and has good and marketable title to such Key Stockholder Securities, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Key Stockholder owns no shares of capital stock, options, warrants or convertible debt of the Company other than the Key Stockholder Securities set forth on Schedule 2.2 hereto. The Key Stockholder has sole voting power, without restrictions, with respect to all of such Key Stockholder Securities.

(B) The Key Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Key Stockholder and constitutes a valid and binding obligation of the Key Stockholder, enforceable against the Key Stockholder in accordance with its terms.

(C) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any material violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Key Stockholder or the Key Stockholder Securities. Except as contemplated by this Agreement, the Key Stockholder is not a party to, and the Key Stockholder Securities are not subject to or bound in any manner by, any contract or agreement relating to the Key Stockholder Securities, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Key Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Key Stockholder of the transactions contemplated hereby.

      4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Effective Time, the Company shall (and shall cause the Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition (subject to normal wear and tear), keep available the services of its current officers and preserve its relationships with customers, Company Schools, Company School Districts and other school districts and charter boards, unions, suppliers and others having material business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not (and shall cause the Subsidiary not to), without the written consent of the Buyer:

(a) except for the issuance of Options to purchase shares of the Company capital stock granted to employees of the Company in the Ordinary Course of Business issue or sell, or redeem or repurchase (except as required under any existing agreement as to any such repurchase), any stock or other securities of the Company or the Subsidiary or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options, Warrants or Notes outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options (excluding the Notes and Warrants);

(b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness except pursuant to the Loan Documents (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity (including Company Schools and Company School Districts); or make any loans, advances or capital contributions to, or investments in, any other person or entity (including Company Schools and Company School Districts);

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.21(k) or increase in any manner the compensation or fringe benefits of, or modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees;

(e) acquire, sell, lease, license or dispose of any material assets or property, other than purchases, licenses, leases, dispositions or sales in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest except pursuant to the Loan Documents;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than as required by applicable law, in the Ordinary Course of Business or as required by this Agreement;

(h) amend its Charter Documents;

(i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a material violation of or default under, or waive any rights under, any material contract or agreement, including any contract to operate a Company School;

(k) make or commit to make any capital expenditure in excess of $50,000 per item or $100,000 in the aggregate;

(l) institute or settle any Legal Proceeding;

(m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the conditions to the Merger set forth in Article V not being satisfied;

(n) make, or agree to make, any material change in its accounting methods or practices for Tax or accounting purposes, or make or agree to make any material change in depreciation or amortization policies or rates adopted by it for Tax and accounting purposes except in so far as may be required by GAAP or the Code; or

(o) agree in writing or otherwise to take any of the foregoing actions.

      4.5 Access to Information. The Company shall (and shall cause the Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiary) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and the Subsidiary.

      4.6 Notice of Breaches.

(a) From the date of this Agreement until the Effective Time, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule materially inaccurate or incomplete at any time after the date of this Agreement until the Closing Date. No such supplemental information, including information supplied pursuant to Section 4.5, shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

(b) From the date of this Agreement until the Effective Time, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

      4.7 Exclusivity.

(a) Until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.1, the Company and the Key Stockholders shall not, and the Company shall require each of its officers, directors, representatives, affiliates and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock or convertible debt, sale of material assets or similar business transaction involving the Company, the Subsidiary or any division of the Company or the Subsidiary (a “Transaction”), (ii) furnish any non-public information concerning the business, properties or assets of the Company, the Subsidiary or any division of the Company to any party (other than the Buyer or any school district as to potential Company Schools) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any Transaction.

(b) The Company or the Key Stockholders shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company and the Key Stockholders are terminating such discussions or negotiations. If the Company or any Key Stockholder receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company and/or such Key Stockholder shall, within 48 hours after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the material terms of such inquiry, proposal or offer, and providing copies of all related documents.

      4.8 Expenses. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company and the Subsidiary shall not incur more than an aggregate of $300,000 in legal and accounting fees (at standard hourly rates) and expenses in connection with the Merger, the Loan Agreement and the transactions contemplated by or related to the Merger and the Loan Agreement, including fees of counsel for the Key Stockholders reimbursed by the Company (other than in the form of sharing the Merger Shares).

      4.9 Indemnification. The Buyer shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or By-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

      4.10 Employee Matters. Prior to the Effective Time, the Company shall deliver to the Buyer evidence reasonably satisfactory to the Buyer either (i) that, with respect to any payments, including but not limited to any payments of cash, accelerated vesting of Company equities, or other benefits, that may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) (“Potential 280G Benefits”), the Company’s stockholders have approved such Potential 280G Benefits in a manner that satisfies the stockholder approval requirements for the small business exemption of Section 280G(b)(5) of the Code, so that such Potential 280G Benefits resulting from the transactions contemplated hereby shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code, or (ii) that such requisite stockholder approval has not been obtained with respect to such Potential 280G Benefits and, as a consequence, such Potential 280G Benefits shall not be made or provided.

      4.11 Chester Management Agreements. Each of the Buyer and the Company shall use its Reasonable Best Efforts to execute a school management agreement with the Board of Control of the Chester Upland School District (or its designee) prior to the Closing Date.

      4.12 [Intentionally Deleted].

      4.13 Company 401(k) Plan. If requested by the Buyer at least 10 days prior to the Effective Time, the Company shall adopt an amendment to its 401(k) plan (the “Company 401(k) Plan”) providing that such plan shall terminate one business day prior to the Closing Date.

      4.14 FIRPTA Certification. Prior to the Closing, the Company shall deliver to the Buyer a notice from the Company, also delivered to the Internal Revenue Service, that the Company Shares are not a “U.S. real property interest” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code. If the Buyer does not receive the notice described above on or before the Closing Date, the Buyer shall be permitted to withhold from the Merger Consideration any required withholding tax under Section 1445 of the Code.

      4.15 Reorganization Matters. The parties hereto intend (i) that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and (ii) by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Treasury

Regulations Section 1.368-2(g). The Buyer and the Company agree (i) to report the Merger as a reorganization and will not take any position inconsistent therewith in any tax return, refund claim, litigation or otherwise unless required to do so by any governmental authority, and (ii) not to take any action which is reasonably likely to cause the Merger to fail to qualify as a reorganization.

      4.16 Employee Benefit Plans. The Buyer agrees that all employees of the Company who continue employment with the Buyer following the Closing (the “Continuing Employees”) shall be eligible to participate in the benefit plans maintained by the Company, which Buyer may terminate at any time. Upon and after the termination of any such Company Plan, the Continuing Employees shall be eligible to participate in the benefit plans maintained by Buyer to substantially the same extent as similarly situated employees of the Buyer. For purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement (other than a defined benefit plan) of the Buyer, the Buyer shall use its Reasonable Best Efforts to provide that the Continuing Employees shall receive service credit under the Buyer’s benefit plans or arrangements for their period of service with the Company prior to the Closing. The Buyer shall use its Reasonable Best Efforts to waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participating and coverage requirements applicable to the Continuing Employees under any welfare benefit plans that such employees may be eligible to participate in after the Closing, other than limitations or waiting periods that would apply if such Continuing Employee had been employed by Buyer for the period of the Continuing Employee’s employment with Company. Buyer shall also use its Reasonable Best Efforts to provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, and offsets (or similar payments) under any Buyer welfare benefit plans that such employees may be eligible to participate in after the Closing for the purposes of satisfying any applicable deductible, out-of-pocket, or similar payments.

      4.17 1999 Stock Plan. The Company shall provide the proper notice under the Company’s 1999 Stock Plan, including without limitation the notice set forth in Section 12(c) of the 1999 Stock Plan, such that each Option and Stock Purchase Right (as such terms are defined in the 1999 Stock Plan) shall terminate upon the Effective Time if not exercised prior to such time.

      4.18 Founder Release Letter. The Buyer shall execute and deliver a Founder Release Letter, in the form attached hereto as Exhibit E, to each Founder (as hereinafter defined) at the Closing; provided that the Buyer shall have no obligation under this Section 4.18 if the Company does not deliver to the Buyer, prior to the Effective Time, the evidence of the approval of the Company’s stockholders pursuant to Section 4.10(i) of this Agreement.

ARTICLE V
CONDITIONS TO CONSUMMATION OF MERGER

      5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

(a) this Agreement and the Merger shall have received the Requisite Stockholder Approval; and

(b) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

      5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

(a) the number of Dissenting Shares shall not exceed 5% of the number of outstanding Common Shares as of the Effective Time;

(b) the Company and the Subsidiary shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, including those referred to in Section 4.2, which are required on the part of the Company or the Subsidiary;

(c) (x) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company and the Key Stockholders set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date), and (y) all other representations and warranties of the Company and the Key Stockholders set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time except (A) where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect and (B) to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

(d) the Company and the Key Stockholders shall each have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(e) no Legal Proceeding shall be pending or threatened which would be reasonably expected to have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the “Company Certificate”) to the effect that each of the conditions specified in clauses (a) and (b) of Section 5.1 and clauses (a) through (e) of this Section 5.2 is satisfied in all respects;

(g) each of the Company Stockholders, Company Debtholders and Company Warrant Holders shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit B-1, in the case of Company Stockholders, Company Debtholders and Company Warrant Holders that are accredited investors as defined in Rule 501 under the Securities Act, or an Investment Representation Letter in the form attached hereto as Exhibit B-2, in the case of Company Stockholders, Company Debtholders and Company Warrant Holders that are not accredited investors (provided that not more than 35 of the aggregate number of Company Stockholders, Company Debtholders and Company Warrant Holders shall be non-accredited investors), and the Buyer shall have no reason to believe that the statements set forth therein are not true;

(h) the Buyer shall have received from counsel to the Company an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to the Buyer and dated as of the Closing Date;

(i) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company and the Subsidiary (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(j) the Buyer shall have received such other certificates and instruments (including without limitation certificates of good standing of the Company and the Subsidiary in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(k) (x) all outstanding Notes shall have been amended to provide for their repayment and satisfaction in full at the Effective Time pursuant to Section 1.5(b), (y) the Company shall have delivered evidence reasonably satisfactory to the Buyer that the promissory note issued by Mariana Bracetti Academy Charter School, Inc. to New Schools Venture Fund, L.P. in the aggregate amount of $250,000 has been acquired by the Company and (z) all outstanding Warrants shall have been amended to provide for their exchange at the Effective Time pursuant to Section 1.5(c);

(l) all outstanding Options and other rights to acquire capital stock of the Company (other than Notes and Warrants) shall have been terminated or exercised;

(m) the Company and the Subsidiary shall have no debt (other than trade payables) for borrowed money outstanding other than loans from the Buyer pursuant to the Loan Agreement;

(n) each of Eugene Wade and James Shelton (collectively, the “Founders”) shall have executed an Employment Agreement in the form attached hereto as Exhibit D;

(o) each of the Founders and Kent Amos shall have executed a Non-Competition Agreement in the form attached hereto as Exhibit F;

(p) the Buyer shall have received a letter addressed to the Buyer, in form and substance satisfactory to the Buyer, from each Company School District or other applicable Governmental Authority acknowledging that the management agreement for the applicable Company School shall remain in full force and effect following the Merger;

(q) all agreements granting rights to stockholders of the Company shall have been terminated, including, but not limited to, (i) the First Amended and Restated Investor Rights Agreement, dated September 5, 2000, (ii) the First Amended and Restated Voting Agreement, dated November 17, 2000, and (iii) the Co-Sale Agreement, dated September 14, 1999;

(r) the NCEE Agreement shall have been amended to provide that (i) NCEE shall not have any right to receive “Additional Shares” (as defined in the NCEE Agreement), and (ii) NCEE shall not have the right to distribute any Merger Shares prior to the first anniversary of the Closing Date;

(s) any Parachute Payments will have been approved by the percentage of holders of Company Shares as required by law as described in Section 4.10;

(t) the Company shall have terminated the Company 401(k) Plan, as provided by Section 4.12; and

(u) Kent Amos shall have agreed to a perpetual, royalty-free, non-exclusive license to the Buyer and the Surviving Corporation of the trademark “Community Academy” and any related logo, such license to be in a form reasonably satisfactory to the Buyer.

      5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) the Buyer shall have effected all of the registrations, filings and notices, including those referred to in Section 4.2, which are required on the part of the Buyer;

(b) (x) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and Section 3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date), and (y) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except (A) where the failure to be true and correct would not reasonably be expected to have a Buyer Material Adverse Effect and (B) except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date);

(c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(d) no Legal Proceeding shall be pending or threatened which would have a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(e) the Buyer shall have delivered to the Company a certificate (the “Buyer Certificate”) to the effect that each of the conditions specified in clauses (a) through (d) of this Section 5.3 is satisfied in all respects; and

(f) the Company shall have received such other certificates and instruments (including without limitation certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI
INDEMNIFICATION

      6.1 Indemnification by the Company Stockholders, Company Debtholders and Company Warrant Holders. The Company Stockholders, Company Debtholders and Company Warrant Holders receiving the Merger Shares pursuant to Section 1.5 (the “Indemnifying Stockholders”) shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation) (“Damages”) incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) breach of any representation or warranty or failure to perform any covenant or agreement of the Company contained in this Agreement either as of the original date of this Agreement or as of the Closing Date;

(b) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests;

(c) any claim by a stockholder or former stockholder or optionholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder or optionholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the

Charter Documents; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or

(d) any claim by Smoot Construction Company related to the premises located at 1100 Harvard Street, Washington, D.C., including without limitation any claim by Smoot Construction related to the lease agreement, dated as of May 3, 2000, by and between the District of Columbia and the Community Academy Public School.

      6.2 Indemnification Claims.

(a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an “Indemnified Party”) shall give written notification to the party from whom indemnification is sought (an “Indemnifying Party”) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 10 days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except (i) if such failure to notify the Indemnifying Party materially prejudices the defense of such Indemnifying Party or (ii) if the Indemnifying Party is not materially prejudiced, then to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party (which consent shall not be unreasonably withheld); provided that the Indemnifying Party may only assume control of such defense if (i) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (ii) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and; provided however, that the Indemnifying Party may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a “Claim Notice”) to the Indemnifying Party which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall also deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the “Response”) in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.2(d) for the resolution of such dispute (a “Dispute”). For purposes of this Article VI, the “Value” of any Escrow Share delivered in satisfaction of an indemnity claim shall be $21.12 (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock), multiplied by the number of such Escrow Shares.

(d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 6.2(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent promptly following resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) Notwithstanding the other provisions of this Section 6.2, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(f) For purposes of this Section 6.2 and the last two sentences of Section 6.3, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.2 or Section 6.3) shall be deemed to refer to the Indemnification Representatives. The Indemnification Representatives shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article VI. The Indemnification Representatives shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.

      6.3 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall terminate at 11:59 p.m. New York City time on the date 12 months following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2 and 2.3 (and the portion of the Company Certificate relating thereto) shall survive the Closing without limitation, (ii) the representations and warranties set forth in Section 2.22 (and the portion of the Company Certificate related thereto) shall terminate at 11:59 p.m. New York City time on the date three years following the Closing Date and (iii) the representations and warranties set forth in Sections 2.9 and 2.23 (and the portion of the Company Certificate relating thereto) shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

      6.4 Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of each Indemnifying Stockholders for Damages under this Article VI shall not exceed 50% of the Value of the Merger Shares received by it or placed into escrow on its account and, (ii) the Indemnifying Stockholders shall not be liable under this Article VI unless and until the aggregate Damages for which they would otherwise be liable exceed $1,000,000 (at which point the Indemnifying Stockholders shall become liable for the aggregate Damages, and not just amounts in excess of $1,000,000); provided that the limitation set forth in clause (ii) above shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.1, 2.2 or 2.3 (or the portion of the Company Certificate relating thereto) or to a breach of the covenants set forth in Section 4.8. For purposes solely of determining the amount of Damages pursuant to clause (ii) of the preceding sentence, all representations and warranties of the Company in Article II (other than Section 2.34) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) The Escrow Agreement is intended to secure the indemnification obligations of the Indemnifying Stockholders under this Agreement. However, the rights of the Buyer under this Article VI shall not be limited to the Escrow Amount (as defined in the Escrow Agreement) but such rights shall be limited as set forth in Section 6.4(a) as to the aggregate liability of the Indemnifying Stockholders, nor shall the Escrow Agreement be the exclusive means for the Buyer to enforce such rights; provided that (i) the Buyer shall not attempt to collect any Damages directly from the Indemnifying Stockholders unless there are no remaining Escrow Shares held in escrow pursuant to the Escrow Agreement, in which event the Buyer shall be entitled to receive payment of the Claimed Amount or Agreed Amount, as is applicable, by wire transfer or check, or collect from the Indemnifying Party such number of Merger Shares actually received by the Indemnifying Party having an aggregate Value equal to the Claimed Amount or Agreed Amount, as the case may be, and (ii) with respect to any claim pursuant to Section 6.1(b), such claim shall be paid first out of the Escrow Shares attributable to the Company Stockholder liable thereunder.

(c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to the breach of any representation or warranty or failure to perform any covenant or agreement contained in this Agreement.

(d) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

ARTICLE VII
REGISTRATION RIGHTS

      7.1 Registration of Shares. The Buyer shall file with the SEC as promptly as practicable, but in any event within 30 days following the Closing, a registration statement on Form S-3 covering the resale to the public by the Company Stockholders, Company Debtholders and Company Warrant Holders of the Merger Shares (the “Stockholder Registration Statement”). If the Buyer is unable to use Form S-3, the Buyer shall file a registration statement on Form S-1 in order to comply with the provisions hereof. The Buyer shall use its Reasonable Best Efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable. The Buyer shall cause the Stockholder Registration Statement to remain effective until the date one year after the Closing Date or such earlier time as all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.

      7.2 Limitations on Registration Rights.

(a) Notwithstanding the foregoing, if the Buyer delivers a written notice to the Company Stockholders, Company Debtholders and Company Warrant Holders (collectively, the “Registered Holders”) which states that in the good faith judgment of the Board of Directors of the Buyer that it would be detrimental to the Buyer for the Stockholder Registration Statement to remain in effect, the Buyer may suspend or withdraw the Stockholder Registration Statement and require that the Registered Holders immediately cease the sale of the Merger Shares pursuant thereto in any of the following circumstances:

(i) The Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction (“Buyer Activity”) that the Buyer desires to keep confidential for business reasons, and the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer pursuant to the Stockholder Registration Statement would require disclosure of the Buyer Activity; or

(ii) The Buyer files a Registration Statement (other than a Registration Statement on Form S-4 or Form S-8, or any successor form) with SEC for the purpose of registering under the Securities Act any securities to be publicly offered and sold by the Buyer.

(b) Notwithstanding subsection (a) above, the Buyer may only suspend or withdraw the Stockholder Registration Statement and require that the Registered Holders immediately cease the sale of Merger Shares pursuant thereto once in any 12-month period (a “Blackout Period”) and such Blackout Period shall not exceed three months.

(c) If the Buyer suspends or withdraws the Stockholder Registration Statement and requires the Registered Holders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and give written notice to all Registered Holders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result of the circumstances surrounding such suspension or withdrawal, the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Registered Holders given pursuant to this paragraph (c), and the Registered Holders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

      7.3 Registration Procedures.

(a) In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each Registered Holder such copies of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, as such holder may reasonably request.

(b) If the Buyer has delivered preliminary or final prospectuses to the Registered Holders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Registered Holders and, if requested by the Buyer, the Registered Holders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Registered Holders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Registered Holders shall be free to resume making offers and sales under the Stockholder Registration Statement.

(c) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, fees and expenses of accountants for the Buyer, and fees and expenses of one counsel for the Registered Holders, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Registered Holders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any additional counsel retained by any Registered Holders.

      7.4 Requirements of Registered Holders. The Buyer shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

(a) the Registered Holder owning such shares furnishes to the Buyer in writing such information regarding such Registered Holder and the proposed sale of Merger Shares by such Registered Holder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities; and

(b) such Registered Holder shall have provided to the Buyer its written agreement:

(i) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Registered Holder furnished pursuant to this Section 7.4;

(ii) to report to the Buyer sales made pursuant to the Stockholder Registration Statement; and

(iii) that, during the period commencing on the date of effectiveness of the Stockholder Registration Statement and terminating on the first anniversary of such effective date, such Registered Holder shall not to sell more than 10% of the amount of Merger Shares initially payable to such Registered Holder in any one calendar week and acknowledges that the Company will place a restrictive legend on the certificates representing such Registered Holder’s Merger Shares, and will instruct the Buyer’s transfer agent to place stop transfer orders, to that effect; provided that this Section 7.4(b)(iii) shall not apply to such Registered Holder in the event that (x) the Stockholder Registration Statement has not been declared effective by the SEC by the close of business on the 90th day following the Closing Date for any reason and (y) such Registered Holder is not responsible for such Stockholder Registration Statement not being declared effective by such time.

      7.5 Indemnification. The Buyer agrees to indemnify and hold harmless each Registered Holder (and its officers, directors and general partners) whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Registered Holder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of a Registered Holder for use in the Stockholder Registration Statement pursuant to Section 7.4. The Buyer shall have the right to assume the defense and settlement (provided that such settlement extinguishes any further liability of such Registered Holder to such claimant) of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.

      7.6 Assignment of Rights. A Registered Holder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its Merger Shares to a child or spouse, or trust for their benefit or, in the case of a partnership, to the partners of such partnership pursuant to a pro rata distribution, or, in the case of KU, to a KU Permitted Transferee, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

ARTICLE VIII
TERMINATION

      8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval), as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

(c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.3 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

(d) the Buyer may terminate this Agreement by giving written notice to the Company at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

(e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before July 31, 2001 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty, covenant or agreement contained in this Agreement); or

(f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before July 31, 2001 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company or the Key Stockholders of any representation, warranty, covenant or agreement contained in this Agreement).

      8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement); provided that the terms of the non-disclosure agreement, dated as of April 25, 2001, between the Company and the Buyer (the “Non-Disclosure Agreement”) and if such termination occurs before June 30, 2001 paragraph 12 of the Letter of Intent, dated as of May 9, 2001, between the Company and the Buyer (the “Letter of Intent”) shall survive any such termination without limitation.

ARTICLE IX
DEFINITIONS

      For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

Defined Term	Section

Adams Loan	5.2(u)

Additional Shares	1.5(f)

Adjustment Amount	1.5(a)

ADR Procedure	6.2(d)

ADR Service	6.2(d)

Affiliate	2.26

Affiliated Group	2.9(a)(iii)

Agreed Amount	6.2(c)

Base Purchase Price	1.5(a)

Blackout Period	7.2(b)

Board	1.5(a)

Buyer	Introduction

Buyer Activity	7.2(a)(i)

Buyer Certificate	5.3(e)

Buyer Common Stock	Introduction

Buyer Material Adverse Effect	3.1

Buyer Reports	3.5

CERCLA	2.22(a)

Certificates	1.7(a)

Certificate of Merger	1.1

Charter Documents	2.1

Charter	2.29

Chester Agreements	1.5(a)

Chester Expenses	1.5(a)

Chester Gross Revenue	1.5(a)

Chester Net Revenue	1.5(a)

Claim Notice	6.2(b)

Claimed Amount	6.2(b)

Closing	1.2

Closing Date	1.2

Closing Shares	1.5(a)

Code	Introduction

Common Shares	1.5(a)

Company	Introduction

Company 401(k) Plan	4.13

Company Certificate	5.2(f)

Company Debt	1.5(a)

Company Debtholder	1.5(a)

Company Intellectual Property	2.13(a)

Company Material Adverse Effect	2.1

Company School	2.4

Company School District	2.4

Company Shares	1.5(a)

Company Stockholder	1.5(a)

Company Warrant Holder	1.5(a)

Consents	4.2(a)

Continuing Employees	4.16

Contract Revenue	1.5(a)

Controlling Party	6.2(a)

Customer Deliverables	2.13(a)

Damages	6.1

Debt Payment	1.5(a)

Debt Payment Shares	1.5(a)

Disclosure Schedule	Article II

Disclosure Statement	4.3(a)

Dispute	6.2(c)

Dissenting Shares	1.6(a)

Effective Time	1.1

Employee Benefit Plan	2.21(a)(i)

Environment	2.22(a)

Environmental Law	2.22(a)

ESEA	2.4

ERISA	2.21(a)(ii)

ERISA Affiliate	2.21(a)(iii)

Escrow Agent	1.3(e)

Escrow Agreement	1.3(e)

Escrow Shares	1.5(e)

Excess Contract Revenues	1.5(a)

Exchange Act	2.26

Exchange Agent	1.3(d)

Expected Claim Notice	6.3

Financial Statements	2.6

Founders	5.2(n)

GAAP	2.6

Governmental Entity	2.4

Hope School	2.7

IDEA	2.4

Indemnification Representatives	1.3(e)

Indemnified Party	6.2(a)

Indemnifying Party	6.2(a)

Indemnifying Stockholders	6.1

Initial Shares	1.5(e)

Intellectual Property	2.13(a)

Internal Systems	2.13(a)

Key Stockholders	4.3(e)(i)

Key Stockholder Securities	4.3(e)(i)

Legal Proceeding	2.18

Letter of Intent	8.2

Loan Agreement	Introduction

Loan Documents	Introduction

Materials of Environmental Concern	2.22(b)

Measurement Date	1.5(a)

Merger	1.1

Merger Shares	1.5(a)

Most Recent Balance Sheet	2.6

Most Recent Balance Sheet Date	2.6

NCEE	2.33

NCEE Agreement	2.33

Non-Controlling Party	6.2(a)

Non-Disclosure Agreement	8.2

Notes	2.2(a)

Options	2.2(a)

Ordinary Course of Business	2.4

Parties	Introduction

Permits	2.25

Preferred Shares	1.5(a)

Preferred Stock Consideration	1.5(d)(i)(B)

Potential 280G Benefits	4.10

Reasonable Best Efforts	4.1

Registered Holders	7.2(a)

Release	2.22(a)

Response	6.2(c)

Requisite Stockholder Approval	2.3

SEC	3.5

SEC Reports	3.5

Securities Act	2.2(a)

Security Interest	2.4

Series A Consideration	1.5(d)(i)(B)

Series B Consideration	1.5(d)(i)(A)

Series A Preferred Shares	1.5(a)

Series B Preferred Shares	1.5(a)

Stockholder Registration Statement	7.1

Subsidiary	2.5(a)

Surviving Corporation	1.1

Taxes	2.9(a)(i)

Tax Returns	2.9(a)(ii)

Total Consideration	1.5(a)

Total Outstanding Shares	1.5(a)

Total Participating Shares	1.5(a)

Trading Price	1.5(a)

Transaction	4.7(a)

Transitory Subsidiary	Introduction

Value	6.2(c)

Warrant Exchange	1.5(a)

Warrant Exchange Shares	1.5(a)

Warrants	2.2(a)

ARTICLE X
MISCELLANEOUS

      10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required or appropriate under applicable law, regulation or stock market rule (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

      10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in Article I concerning issuance of the Merger Shares and Article VII concerning registration rights are intended for the benefit of the Registered Holders and (b) the provisions in Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

      10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Non-Disclosure Agreement and paragraph 12 of the Letter of Intent shall remain in effect in accordance with their respective terms.

      10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as set forth in Sections 4.3(e)(iii) and 7.6, no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

      10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

      10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	LearnNow, Inc.	Copy to:	Wilson Sonsini Goodrich & Rosati

	80 Broad Street,		650 Page Mill Road

	25th Floor		Palo Alto, CA 93404-1050

New York, NY 10004	Tel:	(650) 493-9300

Tel: (212) 209-1200	Fax:	(212) 209-1205

Fax: (650) 493-6811	Attn:	Issac Vaughn, Esq.

Attn: Eugene Wade

If to the Buyer or	Copy to:	Hale and Dorr LLP

the Transitory Subsidiary:		One Freedom Square

Edison Schools Inc.		11951 Freedom Drive

521 Fifth Avenue,		Reston, VA 20190

11th Floor		Tel: (703) 654-7000

New York, NY 10175		Fax: (703) 654-7100

Tel: (212) 419-1600		Attn: David Sylvester, Esq.

Fax: (212) 419-1604

Attn: H. Christopher Whittle

      Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

      10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

      10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

      10.11 Submission to Jurisdiction. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10.7. Nothing in this Section 10.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

      10.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

EDISON SCHOOLS INC

By: /s/ H. Christopher Whittle

Name: H. Christopher Whittle

Title: President

ES FINANCING CORPORATION

By: /s/ Adam Feild

Name: Adam Feild

Title: President

LEARNNOW, INC

By: /s/ Eugene V. Wade, Jr.

Name: Eugene V. Wade, Jr.

Title: Chief Executive Officer

      The following stockholders of the Company hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Sections 4.3(e) and 4.7 and Article VI.

/s/ Eugene Wade Eugene Wade

/s/ James Shelton James Shelton

/s/ Kent Amos Kent Amos

NEW SCHOOLS VENTURE FUND

By: /s/ Kimberly Smith

Name: Kimberly Smith

Title: President

KU SCHOOLS, INC

By: /s/ Ronald Packard

Name: Ronald Packard

Title:

PENNSYLVANIA EARLY STAGE PARTNERS, L.P.

By: /s/ Michael G. Bolton

Name: Michael G. Bolton

Title: Managing Director